Exhibit 99.2

PRIMORIS SERVICES CORPORATION ANNOUNCES PENDING BOARD CHANGE

Dallas, TX – December 9, 2019–  Primoris Services Corporation (NASDAQ Global Select: PRIM) (“Primoris” or “Company”) today announced that Brian Pratt has informed the Board of Directors of his plan to step down as a Director of the Company at the adjournment of the next regularly scheduled Board meeting in February 2020. Mr. Pratt has served as a Director since May 2019, and he served as Chairman of the Board from August 2015 to May 2019. From 1983 to August 2015, Mr. Pratt served as the President, Chief Executive Officer and Chairman of the Board of Primoris and its predecessor, ARB, Inc.

Mr. Pratt commented, "I am extremely proud to have worked with the very best construction professionals in the world.  I have every confidence that the Company will continue its legacy of steady, predictable growth.”

David King, Primoris’ Chairman of the Board, said, "On behalf of the Board, I would like to thank Brian for his service to Primoris.  Brian’s career with Primoris has spanned from its time as a private company through its entry into the public markets, and he has been an integral part of its growth.  His vision enabled Primoris to strengthen its leadership and expand its services and geographic reach, which will produce results for decades to come.  We wish him all the best going forward.”

ABOUT PRIMORIS

Founded in 1960, Primoris, through various subsidiaries, has grown to become one of the largest publicly traded specialty construction and infrastructure companies in the United States. Serving diverse end-markets, Primoris provides a wide range of construction, fabrication, maintenance, replacement, water and wastewater, and engineering services to major public utilities, petrochemical companies, energy companies, municipalities, state departments of transportation, and other customers. Growing both organically and through acquisitions, the Company’s national footprint now extends nearly nationwide and into Canada. For additional information, please visit www.prim.com.

FORWARD LOOKING STATEMENTS

This press release contains certain forward-looking statements, including with regard to the Company’s future performance. Words such as "estimated," "believes," "expects," "projects," “may,” and "future" or similar expressions are intended to identify forward-looking statements. Forward-looking statements inherently involve known and unknown risks, uncertainties, and other factors, including without limitation, those described in this press release and those detailed in the "Risk Factors" section and other portions of our Annual Report on Form 10-K for the period ended December 31, 2018, and other filings with the Securities and Exchange Commission. Given these uncertainties, you should not place undue reliance on forward-looking statements. Primoris does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Company Contact
Kate Tholking
Vice President of Investor Relations
(214) 740-5615
ktholking@prim.com